                                  June 9, 1999

Janice Loichle
c/o NEXTLINK Communications, Inc.
17177 North Laurel Park Drive, Suite 265
Livonia, Michigan 48152

Dear Jan:

      This letter confirms the terms of your employment relationship with NEXTLINK for the period beginning June 9, 1999 to coincide with your appointment to the office of Vice President, Chief Integration Officer, and establishes incentives for you to remain employed through December 31, 2000.

Duties and Responsibilities

      You will be employed as Vice President, Chief Integration Officer and your duties and responsibilities will include, but not be limited to, those normal to your position and as identified by the Chief Executive Officer or Board of Directors. You will devote your full business-time efforts to your duties and responsibilities and agree that you will not directly or indirectly engage or participate in any activities that would conflict with the best interests of NEXTLINK, in any material respect.

Compensation

      You will receive a salary equal to the salary that you earned prior to this agreement while you were NEXTLINK's Vice President, Chief of Local Exchange Operations. You will be paid this salary, minus all lawful and agreed upon payroll deductions, in the same manner as shall be applicable to all employees. Your salary may be adjusted from time to time in accordance with our standard procedures and policies.

      You will also be eligible for an annual bonus in the same target amount that had been previously identified for you for 1999. The amount of the bonus shall be determined in the reasonable discretion of the Board of Directors, based on your performance and on the performance of NEXTLINK. You may be eligible for bonuses in subsequent years in accordance with our standard practices.

Stock Options

      Throughout 1999 and 2000, the options that have been granted to you to date will continue to vest and become exercisable in accordance with the terms of the NEXTLINK Communications, Inc. Stock Option Plan and the corresponding letter agreements related to your options (including in the event you voluntarily terminate your employment). Provided you are still employed by NEXTLINK as of December 31, 2000, then on December 31, 2000 all of your options that remain unvested shall vest immediately.

      From the date of this agreement through December 31, 2000, you will not be eligible for any additional stock option grants. If, however, you remain employed by NEXTLINK after December 31, 2000, you will be eligible for additional option grants, but only as approved by the Compensation Committee in its sole discretion.

Ms. Janice Loichle
June 9, 1999
Page 2


      In the event of a change of control of NEXTLINK, the unvested portions of the following options granted to you shall immediately vest in full:




                                                  NO. OF UNDERLYING
                                                  -----------------
              GRANT NO.        GRANT DATE              SHARES
              ---------        ----------              ------

          42 NQ............      8/19/96                  37,514
          43 NQ............      1/28/97                   8,827
          456 NQ...........      6/30/97                  14,123
          607 NQ...........      7/28/97                   8,827
          3045 NQ..........      8/14/98                  55,000
          97-4177 NQ.......     12/17/98                  20,000

provided, however, that if within six months from the date of this letter the Company enters into an agreement with respect to a transaction to be accounted for as a "pooling of interests", then without any further action on the part of the Company this provision shall not apply and shall be of no further force or effect; provided further that if such agreement is subsequently terminated, this provision shall be reinstated, subject to the provisos of this sentence, if applicable. For purposes of this agreement, a "change of control" is limited to Craig O. McCaw, or an entity or entities he controls, no longer controlling of a majority of the votes of the Company. For these purposes, "control" means ownership, or the right to vote, the number of shares of capital stock that represents a majority of the total voting power of an entity.

      Except as modified by this agreement, all other terms of the NEXTLINK Communications, Inc. Stock Option Plan and all letter agreements with respect to options granted to you shall remain in effect.

Employment Status

      Your employment will remain terminable at will, by either you or NEXTLINK. However, in the event that, prior to December 31, 2000, NEXTLINK terminates your employment without cause, then (1) NEXTLINK will pay you the compensation that you would receive under this agreement through December 31, 2000, either in a lump sum or by continuation of your salary (at NEXTLINK's sole discretion) and
(2) all of your stock options shall vest immediately on the effective date of the termination of your employment. For the purposes of this agreement "cause" shall be defined as the following circumstances:

      (i) a failure to substantially perform your duties and functions as contemplated under this agreement if such failure constitutes gross neglect or willful malfeasance;

      (ii) committing fraud or embezzlement or engaging in any conduct that results in you being convicted of a felony;

      (iii) acting in a manner which is reasonably likely to be materially detrimental or damaging to NEXTLINK's reputation, business, operations or relations with our employees, suppliers or customers; or

      (iv) committing any other material breach of this agreement.

Ms. Janice Loichle
June 9, 1999
Page 3


Miscellaneous Terms


      You will be entitled to participate in all fringe benefits and incentive compensation plans, including, without limitation, any medical, dental and life insurance plans or policies, any pension and retirement plans and any disability plans, as may be authorized and adopted from time to time by NEXTLINK and that are available from time to time to our senior executives.

      You will be entitled to vacation and sick leave, with pay, in accordance with NEXTLINK's policy in effect from time to time.

      In connection with this letter agreement, you have agreed to execute NEXTLINK's standard nondisclosure agreement, in the form attached to this letter.

      This describes the essential terms and conditions of your employment, all of which have been voluntarily agreed upon. Any change in the essential terms and conditions of this agreement will be written in a supplemental agreement that must be signed by both you and NEXTLINK before it is effective. If any term, covenant, condition or provision of this agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law. If any suit or action arising out of or related to this agreement is brought by any party, the prevailing party or parties shall be entitled to recover the costs and fees (including without limitation reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party or parties in such suit or action, including without limitation any post-trial or appellate proceeding, or in the collection or enforcement of any judgment or award entered or made in such suit or action. NEXTLINK may assign its rights and obligations under this agreement to another.

      Please indicate your acceptance of the terms set forth above by signing a copy of this letter below. Jan, I look forward to working with you, and to your continued contribution to NEXTLINK's growth and success.

                                          Yours very truly,


                                          /s/ Steve Hooper
                                          Steve Hooper
                                          Chief Executive Officer

Agreed and accepted:


/s/ Jan Loichle
----------------------
    Jan Loichle